Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-121852) and related Prospectus of Kintera, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to (1) the consolidated financial statements of Kintera, Inc. and (2) management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Kintera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

San Diego, California

March 16, 2005